Exhibit 99.1

                                                            Investor Inquiries:
                                                            Greg Thompson
                                                            440-329-6111

NEWS RELEASE


DIFFICULTIES IN NEW SYSTEMS IMPLEMENTATION CAUSES INVACARE CORPORATION TO LOWER FOURTH QUARTER EARNINGS GUIDANCE

ELYRIA, Ohio - (December 14, 2005) - Invacare Corporation (NYSE: IVC) today announced anticipated fourth quarter sales and earnings performance will be below its expectations due to extensive but temporary disruption of order processing capability and inefficiencies resulting from the implementation of a new $20 million enterprise resource planning system (ERP) for the Company's North American home care businesses.

These issues have resulted in lost revenues due to difficulties in processing orders and the inability to ship products to customers within required lead times. The implementation is also resulting in additional overtime in manufacturing, distribution centers, and customer service, along with added costs to expedite product to customers and is resulting in processing a higher than normal level of returns. The Company continues to work through the ERP implementation issues and expects these start-up issues to be generally resolved by December 31; however, these issues are expected to result in an anticipated revenue shortfall of approximately $30 million for the fourth quarter.

In light of these issues, Invacare is lowering guidance for earnings per share for the fourth quarter of 2005 from the previous range of $0.55 to $0.70 to a new range of $0.30 to $0.40. The earnings per share guidance does not include the impact of the previously communicated $4 to $5 million fourth quarter restructuring charge on a pre-tax basis or $0.08 to $0.10 per share after tax. Net sales for the quarter will likely range from $370 million to $380 million, or 3% to 6% lower than the fourth quarter of last year. Prior guidance for the quarter was for an increase of 2% to 4%. Excluding foreign currency and acquisitions, the net sales decrease is estimated to be between 5% and 8%, while the previous net sales guidance was for an increase of between zero and 2%.

For the full year, the Company believes that it will have a net sales increase of between 9% and 10% and earnings per share of between $1.65 and $1.75. This compares to prior guidance of a net sales increase of between 11% and 12% and earnings per share of between $1.90 and $2.05. The earnings per share guidance does not include the impact of the previously communicated $6.8 million to $7.8 million restructuring charge on a pre-tax basis for the third and fourth quarters or $0.14 to $0.16 per share after tax. Excluding foreign currency and acquisitions, the net sales change is estimated to be between zero and a decline of 1%, while the previous net sales guidance was for an increase of between 1% and 2%. Free cash flow for the year is now expected to be between $35 million and $45 million. This compares to prior free cash flow guidance of $55 million to $65 million.

The new ERP system is now approaching pre-implementation performance levels in most respects, including the processing of orders, product shipments and customer invoicing. Backlogs together with invoicing and additional documentation errors encountered in the first eight weeks after the ERP implementation is expected to be resolved by year end.

Commenting on the Company's new ERP system, A. Malachi Mixon, III, chairman and chief executive officer, stated, "Our order intake capability has substantially recovered and, with the addition of added processing capacity and a few remaining application refinements, we are confident we will be in a position to offer our customers significantly enhanced service and support early next year."

Mixon concluded, "Although we are disappointed with the likely fourth quarter results and the adjustment to previous guidance, the Company continues to execute on its previously announced plans to reduce costs and reconfirms that these cost reduction initiatives should result in annualized pre-tax savings of at least $25 million as Invacare enters 2006. The fourth quarter impacts of the ERP are disappointing, but this is a one-time event and does not change our outlook for 2006 and beyond of significantly improved profitability arising from our cost reduction actions."



Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,200 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the sales of and margins on product, along with the viability of customers) both at the federal and state level, the successful implementation of the Company's enterprise resource planning system, the ability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions (including the recent Domus acquisition), the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time (including the previously-disclosed litigation with Respironics), the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions (including the impact that acts of terrorism may have on such growth conditions), foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.


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